Exhibit 99.1

UNITED STATES OF AMERICA

BEFORE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Deborah Platt Majoras, Chairman
Pamela Jones Harbour
Jon Leibowitz
William E. Kovacic
J. Thomas Rosch

In the Matter of RAMBUS INCORPORATED, a corporation.	) ) ) ) ) )	Docket No. 9302 [Public Record Version]

NOTICE OF INTENT TO RELEASE
IN CAMERA INFORMATION

This is to advise Counsel for Respondent Rambus Incorporated and Counsel Supporting the Complaint that, consistent with Section 21(d)(2) of the Federal Trade Commission (FTC) Act, 15 U.S.C. § 57b-2(d)(2), and FTC Rule of Practice 3.45(a), 16 C.F.R. § 3.45(a), the Commission intends to include in the Opinion to be placed on the public record of this proceeding certain information based, in whole or part, on various exhibits and testimony that the Administrative Law Judge received on the in camera record of this proceeding.

In making a determination to release in camera information in the course of an adjudicative proceeding, the Commission balances the potential harm of such release to the protected party against the substantial interest in making publicly available the factual background underlying a Commission decision. Orkin Exterminating Co., 108 F.T.C. 147 (1986). Public knowledge of such information both permits improved evaluation of the fairness and wisdom of a given Commission decision and provides clearer guidance to affected parties. Id. See also RSR Corp., 88 F.T.C. 206 (1976); id., 88 F.T.C. 734, 735 (1976). Accordingly, the in camera standard requires that there be a “clearly defined, serious injury” to the submitter sufficient to outweigh the public interest in disclosure. See H.P. Hood & Sons, Inc., 58 F.T.C. 1184, 1188 (1961); General Foods Corp., 95 F.T.C. 352, 355 (1980).

In this instance, the Commission intends to include in its Opinion — to be placed on the public record of this proceeding — the statements and citations included in the attached Appendix. The Commission is not aware of any reason why public disclosure of the statements in the Appendix will cause Respondent or any other private party the substantial competitive harm that would be sufficient to meet the high in camera standard. Moreover, the citations in the Appendix will be cited merely as secondary support for facts or propositions that can be derived from non-in camera materials in the record. Under these circumstances, the Commission does not believe that there is any disclosure of confidential information or any injury to the submitters within the meaning of its rules, because the information is publicly available from material that is not in camera. Commission Rule 3.45(a), cited supra, makes it clear that the granting of in camera status does not preclude mere “references . . . to in camera information or general statements based on the content of such information.”

Furthermore, the Commission believes that the potential harm resulting from these limited disclosures, if any, is clearly outweighed by the value of making public to the greatest extent possible the factual evidence underlying the Commission’s decision in this matter. Such disclosures are directly relevant and material to an understanding of the factual basis for the opinions issued in this proceeding. 15 U.S.C. § 57b-2(d)(2); Orkin Exterminating, 108 F.T.C. at 147.

Finally, the intended disclosures of information are not intended to reverse or otherwise modify the in camera status of the remaining testimony and exhibits, which remain protected to the extent provided by the applicable in camera determinations of the Administrative Law Judge in this matter.

In light of all the above, the Commission does not believe that the disclosure of the in camera information to be made in its decisional documents would provide sufficient knowledge to competitors so that its release would impose any clearly defined, serious injury on the Respondent that would outweigh the public interest in such disclosure. See Orkin Exterminating Co., 108 F.T.C. at 147; General Foods Corp., 95 F.T.C. at 355.

Accordingly, the statements and citations included in Appendix A to this Notice will be placed on the public record of this proceeding — as part of the decisional documents in this matter — no sooner than July 31, 2006. Counsel for the Respondent and Counsel Supporting the Complaint should file any objection with respect to any particular statement or citation — both for themselves and on behalf of any affected third party, after consultation therewith — no later than July 28, 2006.

By direction of the Commission.

Donald S. Clark
Secretary

SEAL

ISSUED: July 21, 2006

APPENDIX A – IN CAMERA

In the Matter of RAMBUS INCORPORATED, Docket No. 9302

[Redacted From the Public Record Version, But Incorporated by Reference]